                                                                   EXHIBIT 12.01

             CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND SUBSIDIARIES
                Calculation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)

                                                                               Years Ended December 31,
                                                                ---------------------------------------------------
                 Dollars in millions                              2003       2002       2001       2000       1999
-------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations:
 Income from continuing operations before income taxes
   and cumulative effect of changes in accounting principles    $ 4,673    $ 3,053    $ 4,120    $ 4,742    $ 4,496
 Add fixed charges (see below)                                    5,207      7,002     12,130     14,652      9,778
                                                                -------    -------    -------    -------    -------
Earnings as defined                                             $ 9,880    $10,055    $16,250    $19,394    $14,274
                                                                =======    =======    =======    =======    =======

Fixed charges from continuing operations:
  Interest expense                                              $ 5,060    $ 6,844    $11,987    $14,530    $ 9,681
  Other adjustments                                                 147        158        143        122         97
                                                                -------    -------    -------    -------    -------
Fixed charges from continuing operations as defined             $ 5,207    $ 7,002    $12,130    $14,652    $ 9,778
                                                                =======    =======    =======    =======    =======

Ratio of earnings to fixed charges                                 1.90       1.44       1.34       1.32       1.46
                                                                =======    =======    =======    =======    =======

NOTES:

The ratio of earnings to fixed charges from continuing operations was calculated by dividing the sum of fixed charges into the sum of income before income taxes and cumulative effect of change in accounting principles and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.